As filed with the Securities and Exchange Commission
                              on December 28, 1995
                                                      Registration No. 33-_____


                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________

                            IWC RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

             Indiana                                        35-166886
  (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                             1220 Waterway Boulevard
                           Indianapolis, Indiana 46202
                                 (317) 639-1501
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                         ______________________________

                     James T. Morris, Chairman of the Board,
                      President and Chief Executive Officer
                            IWC Resources Corporation
                             1220 Waterway Boulevard
                           Indianapolis, Indiana 46202
                                 (317) 639-1501
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

          Jeffrey M. Stautz, Esq.                         J.A. Rosenfeld
          Baker & Daniels                                 Executive        Vice
President and
          300 North Meridian Street                         Treasurer
          Suite 2700                                      IWC         Resources
Corporation
          Indianapolis, IN 46204                          1220         Waterway
Boulevard
          (317) 237-0300                                  Indianapolis,      IN
46202
                                                          (317) 639-1501

                         ______________________________

    Approximate date of commencement of proposed sale to the public: As soon as practicable and after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [    ]

    If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   [ X ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         ______________________________

                         CALCULATION OF REGISTRATION FEE

                                    Proposed          Proposed
Title of class of     Amount         maximum           maximum        Amount of
securities to be       to be        offering          aggregate     registration
registered          registered  price per Share*   offering price*       fee

Common Shares
(without par value)1,000,000 Shares  $19.88          $19,880,000       $6,856

* Estimated solely for the purpose of determining the filing fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Shares reported on the NASDAQ National Market System for December 21, 1995.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a) may determine.


[End of Page 1.]

                           IWC  RESOURCES  CORPORATION
                         CROSS  REFERENCE  SHEET

SHOWING LOCATION OR CAPTION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-3

     Item
    NUMBER    REGISTRATION STATEMENT ITEM AND HEADINGLOCATION OR CAPTION IN
PROSPECTUS

       1.       Forepart of the Registration Statement and
                Outside  Front Cover Page of ProspectusForepart of Registration
                                                 Statement, Outside Front Cover
                                                 Page of Prospectus

       2.       Inside Front and Outside Back Cover Pages
                of Prospectus                    Inside  Front  Cover  Page  of
                                                 Prospectus,          Available
                                                 Information,         Documents
                                                 Incorporated by Reference

       3.       Summary Information, Risk Factors and
                Ratio of Earnings to Fixed ChangesThe Corporation

       4.       Use of Proceeds                  Use  of  Proceeds, Description
                                                 of the Plan

       5.       Determination of Offering Price  Not Applicable

       6.       Dilution                         Not Applicable

       7.       Selling Security Holders         Not Applicable

       8.       Plan of Distribution             Outside Front  Cover  Page  of
                                                 Prospectus, Description of the
                                                 Plan

       9.       Description of Securities to be RegisteredNot Applicable

       10.      Interests of Named Experts and CounselNot Applicable

       11.      Material Changes                 Not Applicable

       12.      Incorporation of Certain Information by
                Reference                        Documents    Incorporated   by
                                                 Reference

       13.      Disclosure of Commission Position on
                Indemnification for Securities Act LiabilitiesNot Applicable

PROSPECTUS
                         IWC  RESOURCES  CORPORATION
                DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
                           1,000,000 COMMON SHARES

   The Dividend Reinvestment and Share Purchase Plan (the "Plan") of IWC Resources Corporation ("Resources" or the "Corporation") provides a convenient way to purchase the Corporation's common shares ("Common Shares") at a discount from the current market price average and without payment of any brokerage or other fees. Holders of record of the Common Shares, any series of the
Corporation's Special Shares (the "Special Shares," and together with the Common Shares, the "Shares") and certain employees and utility customers of the Corporation or its subsidiaries are eligible to participate. Participants in the Plan may:

         - Automatically reinvest cash dividends on all Shares registered in their names.
         - Automatically reinvest cash dividends on less than all of the Shares registered in their names and continue to receive cash dividends on the remaining Shares.
         - Invest by making optional cash purchases of Common Shares as often as twice per month in any amount in excess of $100 ($10 in the case of employees) and up to a total of $100,000 annually, whether or not any dividends are being reinvested. Optional cash payments will be invested on the investment dates, which generally are the first or fifteenth day of each month. Brokers, nominees and investment companies are not eligible to elect this option.

   The price of Common Shares purchased with reinvested dividends or with optional cash payments will be 97% of the average of the means between the high and low sale prices of the Common Shares, as supplied by the National Association of Securities Dealers Automated Quotation National Market System and reported in The Wall Street Journal, for, in general, the five consecutive trading days ending on the day of purchase. (See Question 13.)

   Employees of the Corporation or its subsidiaries who are residents of the State of Indiana or certain other states may make optional cash purchases through automatic payroll deductions. Customers of the Corporation's utility subsidiaries who are residents of the State of Indiana may also make optional cash purchases under the Plan. Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, by check in the usual manner.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

   This Prospectus relates to 1,000,000 authorized but unissued Common Shares registered for purchase under the Plan. It is suggested that this Prospectus be retained for future reference.

               The date of this Prospectus is ____________, 1995.

   No person has been authorized to give any information or to make any representation not contained in this Prospectus. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

                    ASSISTANCE  CONCERNING  THE  PLAN

   Please address all correspondence concerning the Plan to:

      Fifth Third Bank
      Corporate Trust Services
      IWC Resources Corporation Dividend
          Reinvestment and Share Purchase Plan
      Mail Location 1090F5
      38 Fountain Square Plaza
      Cincinnati, Ohio  45263

   Please mention IWC Resources Corporation in all your correspondence and, if you are a participant, give the number of your account. If you prefer, you may call Fifth Third Bank at (800) 837-2755 or (513) 579-5320.

   Assistance with Plan participation and other shareholder matters also may be
obtained  from the Corporation, P.O. Box 1220,  Indianapolis,  Indiana   46206.
Its telephone number is  (317) 639-1501.

                           TABLE  OF  CONTENTS
                                                                     PAGE

AVAILABLE  INFORMATION................................................1
DOCUMENTS  INCORPORATED  BY  REFERENCE................................1
THE  CORPORATION......................................................2
DESCRIPTION OF THE PLAN...............................................2
   Purpose............................................................2
   Features...........................................................3
   Administration.....................................................3
   Eligibility........................................................3
   Participation......................................................4
   Optional Cash Payments.............................................6
   Purchases..........................................................7
   Costs8
   Dividends..........................................................8
   Reports to Participants............................................8
   Certificates for Shares............................................9
   Withdrawal from the Plan...........................................9
   Other Information.................................................10
USE  OF  PROCEEDS....................................................12
EXPERTS..............................................................13
LEGAL  OPINIONS......................................................13

                            AVAILABLE  INFORMATION

   The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates.

   The Corporation has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the matters described in this Prospectus, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement, which may be inspected and copied, at prescribed rates, at the Public Reference Section maintained by the Commission at the address set forth above. Any person to whom a copy of this Prospectus is delivered, upon written or oral request, may obtain without charge a copy of all information incorporated by reference in the Registration Statement (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information the Registration Statement incorporates) by contacting John Davis, Secretary, IWC Resources Corporation, P. O. Box 1220, Indianapolis, Indiana 46206; telephone (317) 639-1501.


                    DOCUMENTS  INCORPORATED  BY  REFERENCE

   The following documents filed by the Corporation with the Commission are incorporated by reference into this Prospectus:

- The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

- The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

- The Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

- The Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995

- The Corporation's Current Report on Form 8-K, filed on September 5, 1995, as amended by Amendment No. 1 on Form 8-K/A, filed on November 6, 1995.

- The definitive Proxy Statement and Prospectus of Indianapolis Water Company and the Corporation dated April 25, 1986, including without limitation the description of the Common Shares contained therein, filed pursuant to Rule 424(b) of the Securities Act of 1933 and Section 14 of the Securities Exchange Act of 1934 in connection with the annual meeting of common shareholders of Indianapolis Water Company held on May 29, 1986.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any person to whom a copy of this Prospectus is delivered may, upon written or oral request, obtain without charge a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than certain exhibits to such documents) by contacting John Davis, Secretary, IWC Resources Corporation, P. O. Box 1220, Indianapolis, Indiana 46206; telephone (317) 639-1501.


                            THE  CORPORATION

   The Corporation is a holding company. The Corporation owns and operates seven subsidiaries, including Indianapolis Water Company ("IWC") and Harbour Water Corporation ("HWC"), which supply water for residential, commercial, and industrial uses, and for fire protection service in Indianapolis, Indiana, and the surrounding areas.

   In addition to the two water utilities, Resources has several other subsidiaries including SM&P Utility Resources, Inc. ("SM&P"), Miller Pipeline Corporation ("MPC"), Waterway Holdings, Inc. ("Waterway"), and Utility Data Corporation ("UDC"). SM&P performs underground utility locating and marking services in Indiana and several other states. MPC installs, repairs and maintains natural gas distribution systems and provides technical repair and installation service and products for gas, sewer and water utilities. Waterway owns and holds real estate for future development or sale. UDC provides customer relations, customer billing and other data processing services for IWC, HWC and other water and sewer utilities.

   The White River Environmental Partnership (the "Partnership"), of which the Corporation is the majority partner (52%), was formed during 1993. The
Partnership subsequently entered into a five-year contract to operate and maintain the two Advanced Wastewater Treatment facilities for the City of Indianapolis.

   The Corporation continues to seek expansion and diversification of its operations through the acquisition of other water utilities and other related businesses. It is expected, however, that the water utilities will continue as one of the principal sources of revenue for the Corporation in the foreseeable future.

   The principal executive offices of the Corporation are located at 1220 Waterway Boulevard, Indianapolis, Indiana 46202. Its telephone number is (317) 639-1501.


                          DESCRIPTION  OF  THE  PLAN

   The Plan consists of the following 29 numbered questions and answers. The Plan replaces the prior Dividend Reinvestment and Stock Purchase Plan maintained by the Corporation, and all participants under the prior plan have been automatically enrolled in the Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

   The purpose of the Plan is to provide participants with a convenient method of investing cash dividends and optional cash payments in newly issued Common Shares of the Corporation, at a discount from the current market price average without payment of any brokerage commission or service charge. Because the Common Shares will be purchased from the Corporation, the Corporation will receive additional funds that will be available for general corporate purposes. The Corporation believes that expenses of the Plan, including the 3% discount offered to participants, are less than the underwriting and other expenses that would be incurred in selling additional newly issued Common Shares in other ways.

FEATURES

2. WHAT ARE THE FEATURES OF THE PLAN?

   As a participant in the Plan (a) you may purchase Common Shares by automatically reinvesting cash dividends on all or less than all of the Shares registered in your name, or (b) you may purchase Common Shares (provided you are not a broker, nominee or investment company) as often as twice per month by making optional cash payments in any amount of at least $100 ($10 monthly in the case of employees) and up to a maximum of $100,000 per calendar year, or
(c) you may do both. You do not pay any brokerage commission or service charge for your purchases under the Plan and purchases are made at a discount from the current market price average. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account. You can avoid the inconvenience and expense of safekeeping certificates for shares credited to your account under the Plan. Regular reports will be mailed to you to provide simplified record keeping. (See Question 17.)

   Because optional cash purchases will be made only on Investment Dates, participants will not be able to time precisely the purchase of additional Common Shares and therefore will be unable to control the price at which Common Shares will be purchased. (See Question 12.) Also, participants in the Plan will recognize income for tax purposes on reinvested dividends even though they receive no cash dividends. The amount of income recognized will be based upon the fair market value of the Common Shares purchased, and not the discounted price at which the Common Shares are purchased. In addition, a participant may recognize income as a result of optional cash purchases of Common Shares. (See Question 26.)

ADMINISTRATION

3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

   Fifth Third Bank ("Agent") administers the Plan for participants, keeps records, sends statements of account to participants and performs other administrative duties relating to the Plan. The Agent purchases Common Shares from the Corporation as agent for participants in the Plan and credits the Common Shares to the accounts of the individual participants. Common Shares held for the accounts of participants are registered in the name of the Agent, the Agent's nominee or the Agent's depository. None of the Agent, the Agent's nominee or the Agent's depository will control, be controlled by, or be under common control with the Corporation.

ELIGIBILITY

4. WHO IS ELIGIBLE TO PARTICIPATE?

   All holders of record of Shares and certain employees and customers of the Corporation and its subsidiaries may participate in the Plan. Customers of the Corporation's utility subsidiaries, including IWC or HWC, who are residents of the State of Indiana may also make optional cash purchases as often as twice per month with a minimum purchase of $100 and up to a total of $100,000 annually. (See Question 6.) Employees of the Corporation or its subsidiaries who are residents of the State of Indiana or certain other states may make optional cash purchases through automatic payroll deductions with a minimum purchase of $10 per month. (See Question 7.)

   A broker or nominee may participate in the dividend reinvestment portion of the Plan on behalf of beneficial owners by signing and returning the Broker and Nominee Authorization Form ("B and N Authorization Form"). Participation by the broker or nominee on behalf of a beneficial owner will be optional with each cash dividend declared by the Corporation. The B and N Authorization Form provides that the record holder will provide the Agent with written instructions on an appropriate form identifying one or more beneficial owners and specifying as to each owner the number of full shares with respect to which the dividend is to be reinvested. The Agent, on the Investment Date (as defined in Question 12), will reinvest the dividend payable with respect to the number of Shares specified in the record holder's instructions for each identified owner in as many full Common Shares as can be purchased with such dividend at the purchase price computed in accordance with the Plan. The remaining dividend, if any, will be paid to the record holder by check. As soon as practicable following the Investment Date, the Agent will transmit to the record holder a listing containing the identification of each beneficial owner furnished by the record holder in its instructions showing as to each such owner: (a) the number of Shares specified for reinvestment of the dividend, (b) the total dividend paid with respect to such Shares, (c) the number of full Common Shares purchased, (d) the total cost of the Common Shares purchased, (e) the amount of the total dividend not reinvested, and (f) other relevant information. Accompanying the listing will be a separate share certificate, registered in the name of the record holder, for the Common Shares purchased for each beneficial owner identified on the listing, and one check for the aggregate amount of the dividend not reinvested for such owners.

   The B and N Authorization Form and appropriate instructions must be received by the Agent not later than the fifth business day following the record date for a dividend or no dividends will be reinvested based on such B and N Authorization Form. To obtain additional information and the necessary forms, brokers and nominees may write Fifth Third Bank, Corporate Trust Services, IWC Resources Corporation Dividend Reinvestment and Share Purchase Plan, Mail Location 1090F5, 38 Fountain Square Plaza, Cincinnati, Ohio 45263; or telephone
(800) 837-2755 or (513) 579-5320.

   Brokers, nominees and investment companies are not eligible to participate in the optional cash purchase portion of the Plan.

PARTICIPATION

5. HOW DO SHAREHOLDERS PARTICIPATE?

   A holder of record of Shares may join the Plan at any time by completing and signing an Enrollment Card and returning it to the Agent. An Enrollment Card and a postage-paid return envelope may be obtained at any time by writing to Fifth Third Bank, Corporate Trust Services, IWC Resources Corporation Dividend Reinvestment and Share Purchase Plan, Mail Location 1090F5, 38 Fountain Square Plaza, Cincinnati, Ohio 45263; or by calling the Agent at (800) 837-2755 or
(513) 579-5320.  Enrollment Cards may also be obtained from the Corporation.

   See Question 4 for a description of how and to what extent beneficial owners of Shares registered in names other than their own may participate.

6. HOW DOES A NON-SHAREHOLDER WHO IS A CUSTOMER OF ONE OF THE CORPORATION'S UTILITY SUBSIDIARIES AND A RESIDENT OF THE STATE OF INDIANA PARTICIPATE?

   Customers of the Corporation's utility subsidiaries who are Indiana residents may apply for enrollment in the Plan by completing and returning an Enrollment Card to the Agent, together with a check in an amount not less than $100 nor more than $100,000, made payable to Fifth Third Bank.

   The Enrollment Card requires you to provide certification of Indiana residency, and to appoint the Agent to purchase Common Shares on your behalf. It also allows you to decide the amount of your initial investment, which will be used to purchase full and fractional Common Shares. All cash dividends credited to your Plan account will be fully reinvested and used to purchase additional Common Shares, unless and until you notify the Agent otherwise.

7. HOW DOES AN EMPLOYEE PARTICIPATE?

   Any employee of the Corporation or its subsidiaries who is a resident of the state of Indiana, Arkansas, California, Illinois, Kansas, Massachusetts, Mississippi, New Jersey, Ohio, Texas or Wisconsin, or of certain other states, may join the Plan at any time by completing an Enrollment Card and a Payroll Deduction Authorization Card and returning them to the Agent or to the Corporation.

   The Enrollment Card and the Payroll Deduction Authorization Card require you to provide verification of residency and to appoint the Agent to purchase Common Shares on your behalf. They also allow you to decide the dollar amount to be deducted from your pay each month. These deductions will be used to purchase full and fractional Common Shares as optional cash purchases under the Plan. All cash dividends credited to your Plan account will be fully reinvested and used to purchase additional Common Shares, unless and until you notify the Agent otherwise.

   An Enrollment Card and a Payroll Deduction Authorization Card will be furnished to you at any time upon request to the Agent. Payroll deduction authorizations will be for an indefinite period of time. The employee must specify the amount to be withheld each month, and a regular amount will be deducted each pay period. The minimum monthly deduction is $10. Payroll deductions will be invested as of the next Investment Date.

8. WHAT ARE MY OPTIONS UNDER THE PLAN?

   Participants in the Plan may choose among the following investment options:

   -- To reinvest automatically cash dividends on all Shares registered in their names in Common Shares at 97% of the current market price average, computed as described in Question 13.

   -- To reinvest automatically cash dividends on less than all of the Shares registered in their names (a specified number of full shares) in Common Shares at 97% of the current market price average and continue to receive cash dividends on the remaining Shares.

   -- To invest as often as twice per month by making optional cash payments in amounts of at least $100 ($10 monthly in the case of employees) and up to a total of $100,000 per calendar year, whether or not any dividends are being reinvested, in Common Shares at 97% of the current market price average.

   Participants  may  elect one  of  the  dividend  reinvestment  options,  the optional cash purchase option, or both. Under all of the options, cash dividends on Common Shares credited to their accounts under the Plan are automatically reinvested in additional Common Shares at 97% of the current market price average. Brokers and nominees (whether acting on behalf of themselves or beneficial owners) and investment companies may elect to participate only in one of the dividend reinvestment options, not in the optional cash purchase option.

9. WHEN WILL INVESTMENT OF MY DIVIDENDS START?

   If your Enrollment Card is received by the Agent by the record date for determining the holders of Common Shares entitled to the next dividend, reinvestment of your dividends will commence with the next dividend. Dividends are presently anticipated to be payable to holders of the Common Shares on a quarterly basis on the first day of March, June, September and December, and the record dates for such dividend payments are expected to be the 10th days of February, May, August and November, respectively, unless the 10th falls on a Sunday, in which case the record date will be the next following business day or unless the 10th falls on a Saturday or some other day on which banking institutions are authorized or obligated to close, in which case the record date will be the next preceding business day.

   The dividend payment dates on the Common Shares and the record dates described here are the ones presently anticipated to be followed by the Corporation. However, such dates are subject to change. If your Enrollment Card is received after the record date, reinvestment of your dividends will not start until payment of the second following dividend.

10.MAY I CHANGE OPTIONS UNDER THE PLAN?

   Yes. You may change options at any time by completing and signing a new Enrollment Card and returning it to the Agent. Enrollment Cards and return envelopes may be obtained from the Agent. Any change of option concerning the reinvestment of dividends must be received by the Agent not later than the record date for a dividend (see Question 9) in order for the change to become effective with that dividend. Participation by beneficial owners of Shares registered in names other than their own must be authorized as directed in Question 4 with respect to each cash dividend declared by the Corporation.

OPTIONAL CASH PAYMENTS

11.How does the cash payment option work?

   Holders of record who are not brokers, nominees or investment companies, and certain employees and customers of the Corporation or its subsidiaries may invest in additional Common Shares by making optional cash payments as often as twice per month. Any optional cash payment must be at least $100 ($10 monthly in the case of employees) and may not aggregate more than $100,000 in any calendar year. Except for employees, payments may be made at irregular intervals, and the same amount of money need not be sent for each purchase. Employees will have a regular amount deducted from their pay each pay period. (See Question 7.) Participants in the Plan have no obligation to make any optional cash payments.

   Optional cash payments will be held by the Agent until they are invested in Common Shares on the next Investment Date. An optional cash payment may be made by a shareholder or customer by enclosing a check or money order with the Enrollment Card when enrolling, and thereafter by forwarding a check or money order to the Agent with the payment form which is attached to each statement of account. CHECKS AND MONEY ORDERS SHOULD BE MADE PAYABLE TO "FIFTH THIRD BANK." Optional cash payments will not earn interest for the time they are held by the Agent before being applied to purchase Common Shares.

PURCHASES

12.WHEN WILL PURCHASES OF COMMON SHARES BE MADE?

   Optional cash payments received by the Agent will be applied by the Agent to the purchase of additional Common Shares from the Corporation on the next Investment Date following the date on which the optional cash payment is received. The "Investment Date" in each month is the first day of each month, unless such day falls on a Saturday, Sunday or other day on which banking institutions in the City of Indianapolis are authorized or obligated to close, in which case the Investment Date is the next following business day. In the case of optional cash payments received within five business days in advance of the first day of a month or within five business days after the first day of such month, the Investment Date shall be the 15th day of such month, unless such day falls on a Saturday, Sunday or other day on which banking institutions in the City of Indianapolis are authorized or obligated to close, in which case the Investment Date shall be the next following business day. All Common Shares purchased with optional cash payments on an Investment Date in a month next preceding a month in which a dividend on the Common Shares is payable will be entitled to dividends declared and payable in the next succeeding month, provided that such Investment Date is on or before the record date for such dividend.

   Dividends will be reinvested on each dividend payment date.

13.WHAT WILL BE THE PRICE OF SHARES PURCHASED UNDER THE PLAN?

   The price of Common Shares purchased from the Corporation with participants' reinvested cash dividends and optional cash payments will be 97% of the average of the means between the high and low sale prices of the Common Shares, as supplied by the National Association of Securities Dealers Automated Quotation National Market System and reported by The Wall Street Journal, for the five consecutive trading days ending on the Investment Date or, if the securities markets are closed on the Investment Date, the period of five consecutive trading days immediately preceding the Investment Date. If there are no reported sale prices for the Common Shares during any trading day in the five-day period, or if publication by The Wall Street Journal of reports of such prices for any trading day in the five-day period does not take place or is subject to reporting error, the purchase price will be determined by the Corporation on the basis of such market quotations as the Corporation and the Agent deem appropriate.

14.HOW WILL THE NUMBER OF SHARES PURCHASED FOR ME BE DETERMINED?

   The number of Common Shares that will be purchased for you on any Investment Date will depend on the amount of the dividend on your Shares (if the Investment Date is a dividend payment date), the amount of any optional cash payments made by you, and the applicable purchase price of the Common Shares. Your account will be credited with the number of Common Shares (including fractions computed to four decimal places) that results from dividing the amount of dividends and/or optional cash payments to be invested by the applicable purchase price for Common Shares (also computed to four decimal places). See Question 4 for an explanation regarding the purchase of Common Shares on behalf of beneficial owners of Shares registered in names other than their own.

COSTS

15.ARE THERE ANY COSTS TO ME FOR MY PURCHASES UNDER THE PLAN?

   No. There are no brokerage fees for purchases. Common Shares are purchased directly from the Corporation. All costs of administration of the Plan will be paid by the Corporation. However, if you request the Agent to sell your Common Shares, the Agent may deduct any brokerage commission and transfer tax or other charge incurred. (See Question 21.)

DIVIDENDS

16.WILL DIVIDENDS BE PAID ON SHARES HELD IN MY PLAN ACCOUNT?

   Yes. Cash dividends on full shares and any fraction of a share credited to your account are automatically reinvested in additional Common Shares which are credited to your account.

REPORTS TO PARTICIPANTS

17.WHAT KIND OF REPORTS WILL BE SENT TO ME?

   Except for employees who purchase Common Shares through payroll deduction, and assuming that you are a holder of record of Shares, following each purchase of Common Shares for your account, the Agent will mail to you a statement showing amounts invested, purchase prices, the number of Common Shares purchased and other relevant information. Employees who purchase Common Shares through payroll deduction will receive quarterly statements of such purchases made during the quarter. These statements are your record of the costs of your purchases and should be retained for income tax and other purposes. In addition, you will receive copies of the same communications sent to all other holders of record of Common Shares, including the Corporation's quarterly reports and annual report to shareholders, a notice of the annual meeting and proxy statement and dividend information required by the Internal Revenue Service to be furnished by the Corporation and the Agent.

CERTIFICATES FOR SHARES

18.WILL I RECEIVE CERTIFICATES FOR COMMON SHARES PURCHASED UNDER THE PLAN?

   Common Shares purchased by the Agent for your account will be held by the Agent and registered in the name of the Agent, the Agent's nominee or the Agent's depository. Certificates for such shares will not be issued to you until requested. The total number of shares credited to your account will be shown on each statement of account. This custodial service protects you against the risk of loss, theft or destruction of stock certificates.

   Certificates for any number of whole shares credited to your account will be issued to you at any time upon written request to the Agent. Any remaining full shares and any fraction of a share will continue to be credited to your account. Certificates for fractions of shares will not be issued.

19.MAY SHARES IN MY PLAN ACCOUNT BE PLEDGED?

   No.   If  you  wish to pledge shares credited to your Plan account, you must request certificates for such shares to be pledged.

20.IF I REQUEST CERTIFICATES FOR SHARES, IN WHOSE NAME WILL SUCH CERTIFICATES BE REGISTERED?

   When issued upon your request, certificates for shares will be registered in the name in which your Plan account is maintained. For shareholders, this generally will be the name or names in which your certificates are registered at the time you enroll in the Plan.

WITHDRAWAL FROM THE PLAN

21.HOW DO I WITHDRAW FROM THE PLAN?

   You may withdraw from the Plan at any time with respect to all or part of your Shares by sending a written notice stating that you wish to withdraw to Fifth Third Bank, Corporate Trust Services, IWC Resources Corporation Dividend Reinvestment and Share Purchase Plan, Mail Location 1090F5, 38 Fountain Square Plaza, Cincinnati, Ohio 45263. When you withdraw from the Plan, or upon termination of the Plan by the Corporation, certificates for whole shares credited to your account under the Plan will be issued to you and you will receive a cash payment for any fraction of a share. (See Question 22.)

   Upon withdrawal from the Plan, you may also request that all or part of the shares, both whole and fractional, credited to your account be sold by the Agent. If such sale is requested, the sale will be made for your account by the Agent as promptly as possible after the request for withdrawal is processed. You will receive from the Agent a check for the proceeds of the sale less any brokerage commission, transfer tax or other customary charges incurred. Such charges, if any, will be comparable to or less than the prevailing competitive rates being charged in the brokerage industry at the time of such sale for similar services.

22.WHAT HAPPENS TO MY FRACTIONAL SHARE WHEN I WITHDRAW FROM THE PLAN?

   When you withdraw from the Plan, a cash adjustment representing any fraction of a share then credited to your account will be mailed directly to you. The cash payment will be handled as described in the second paragraph of Question 21 above. In order to effect the sale of a fraction of a share credited to your account, it may be necessary for the Agent to combine the sale of your fractional share interest with the sales of fractional share interests of other withdrawing participants so that whole shares may be sold.

OTHER INFORMATION

23.WHAT HAPPENS IF I SELL OR TRANSFER ALL OF THE SHARES REGISTERED IN MY NAME?

   If you dispose of all Shares registered in your name, the dividends on the shares credited to your Plan account will continue to be reinvested until you notify the Agent that you wish to withdraw from the Plan.

24.WHAT HAPPENS IF  THE  CORPORATION  ISSUES A STOCK DIVIDEND, DECLARES A STOCK
   SPLIT OR HAS A RIGHTS OFFERING?

   Any stock dividend or split shares distributed by the Corporation on shares credited to your Plan account will be added to your account. Stock dividends or split shares distributed on shares registered in your name but not credited to your Plan account will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

   In a regular rights offering you will receive rights based upon the total number of whole shares that you own; that is, the total number of shares registered in your name and the total number of whole shares held in your Plan account.

25.CAN I VOTE SHARES IN MY PLAN ACCOUNT AT MEETINGS OF SHAREHOLDERS?

   Yes. You will receive a proxy for the total number of whole Shares held - both the Shares registered in your name and those credited to your Plan account. The total number of whole Shares held may also be voted in person at a meeting. Fractional shares held in Plan accounts may not be voted.

26.WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

   Dividends that are reinvested in Common Shares will be treated for Federal income tax purposes as having been received in the form of a taxable stock distribution, rather than as a cash dividend. An amount equal to the fair market value on the Investment Date of shares acquired with reinvested dividends will be treated as a taxable dividend. This fair market value will be the average of the high and low sale prices for the shares on the Investment Date, and not the discounted price at which such shares are purchased for a shareholder's Plan account. A statement mailed to shareholders at year end will indicate total dividend income.

   The tax consequences of an optional cash purchase of shares pursuant to the Plan are not entirely clear. A person that purchases Common Shares in his capacity as a shareholder of the Corporation will recognize dividend income in an amount equal to the difference between the fair market value of the Common Shares purchased on the Investment Date and the purchase price for those Common Shares. An individual that purchases Common Shares in his capacity as an employee of the Corporation or any of its subsidiaries will recognize additional compensation in an amount equal to the difference between the fair market value of the Common Shares purchased on the Investment Date and the purchase price of those Common Shares. This income will be subject to employment taxes which will be withheld from the employee's wages. It is unclear whether a person that purchases Common Shares as a customer of one of the Corporation's utility subsidiaries will recognize any income at the time of purchase. The Internal Revenue Service ("IRS") might successfully assert that customers should recognize income as a result of purchasing Common Shares at a purchase price that is less than the fair market value on the date of purchase. The Corporation does not presently intend to treat customers who purchase Common Shares pursuant to the Plan as having recognized income by reason of such purchase, but the Corporation could change its position as the result of subsequent guidance from the IRS or as the result of subsequent decisions by the courts.

   There is no authority or guidance from the IRS on the tax consequences to a person who is eligible to purchase Common Shares pursuant to the Plan in more than one capacity. For example, it is unclear whether an individual who purchases Common Shares pursuant to the Plan who is both a shareholder of the Corporation and a customer of IWC should be treated as purchasing those Common Shares as a shareholder or as a customer. The Corporation intends to allow persons to designate the capacity in which they are purchasing Common Shares and to determine the tax consequences of the purchase based on a valid designation by the purchaser. However, there can be no assurance that the IRS could not successfully challenge such designation.

   The Corporation must withhold 31% of all dividend payments, unless an exemption applies, to participants who have not furnished the Corporation with their taxpayer identification numbers in the manner required. Backup withholding is also required in certain other limited circumstances. Any such tax withheld will be treated as a credit against the participant's Federal income tax liability. Pursuant to applicable Treasury Regulations, the Corporation expects to satisfy this requirement, when necessary, by withholding an amount equal to 31% of the cash dividend otherwise payable to such participant, and using the remainder to purchase Common Shares, as described above. In such case, the participant will be considered to receive a taxable dividend equal to the sum of (a) the "fair market value" of such purchased Common Shares, plus (b) the amount of tax withheld.

   The tax basis of shares acquired under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the Investment Date. The tax basis of shares purchased with an optional cash payment will be the amount of such optional cash payment plus the amount of income, if any, recognized as a result of such purchase.

   The holding period of Common Shares acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date as of which the shares were purchased for a shareholder's account.

   A shareholder who participates in the Plan will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon request for such certificates or upon withdrawal from, or termination of, the Plan. However, shareholders will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged - either by the Agent at the shareholder's request when the shareholder withdraws from the Plan or by the shareholder after withdrawal from, or termination of, the Plan. Shareholders also will recognize gain or loss upon receipt of a cash payment for a fractional share credited to a shareholder's account upon withdrawal from, or termination of, the Plan. The amount of such gain or loss will be the difference between the amount received by the shareholder for such fractional share and the tax basis thereof. For most participants, such gain or loss will be capital gain or loss. Backup withholding of 31% is applicable upon the sale of shares by the Agent on behalf of a participant or the payment of cash for fractional shares under the circumstances described above for withholding on reinvested dividends.

   The above provisions are subject to changes as may from time to time be required due to changes in applicable federal, state or local tax laws and regulations.

   PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE PLAN, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAXES.

27.HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO FOREIGN PARTICIPANTS?

   In the case of foreign participants who elect to have dividends on their Shares reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such participants, less the amount of tax required to be withheld, will be applied by the Agent to the purchase of Common Shares.

   All  optional  cash  payments,  including   those   received   from  foreign
participants, must be in United States Dollars.

28.WHAT IS THE RESPONSIBILITY OF THE CORPORATION AND THE AGENT UNDER THE PLAN?

   The Agent has not participated in the preparation of this Prospectus and assumes no responsibility for its contents. Neither the Corporation nor the Agent, in administering the Plan, will accept liability for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death. It is the position of the Securities and Exchange Commission that the waiver of federal securities law liabilities is void as a matter of public policy. NEITHER THE CORPORATION NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

29.MAY THE PLAN BE CHANGED OR DISCONTINUED?

   The Corporation reserves the right to modify, suspend or terminate the Plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. The Corporation also reserves the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to the Corporation.


                               USE  OF  PROCEEDS

   The Corporation has no basis for estimating precisely the number of Common Shares that ultimately may be sold pursuant to the Plan or the prices at which such shares will be sold. The Corporation proposes to use the net proceeds from the sale of Common Shares pursuant to the Plan, when and as received, for retirement of debt, working capital, repurchase of shares, or other general corporate purposes.


                                    EXPERTS

   The consolidated balance sheets of the Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which financial statements appear in the 1994 Annual Report to shareholders, have been incorporated by reference in the Corporation's annual report on Form 10-K for the year ended December 31, 1994, and have been incorporated by reference herein as indicated under "Documents Incorporated by Reference" in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the financial statements for the three-year period ended December 31, 1994, refers to changes in the method of accounting for income taxes and post-retirement benefits other than pensions in 1993.


                                LEGAL  OPINIONS

   Certain legal matters with respect to the Plan and in connection with the issuance of the Common Shares pursuant thereto have been passed upon for the Corporation by its counsel, Baker & Daniels, 300 North Meridian Street, Indianapolis, Indiana 46204. Fred E. Schlegel, a partner in the firm of Baker & Daniels, is a director of the Corporation and IWC.

         II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The expenses of issuance and distribution which are to be paid by the Corporation are estimated as follows:

          ITEM                                                    AMOUNT

      Securities and Exchange Commission Registration Fee......$6,856
      Legal Fees and Expenses....................................2,500*
      Accounting Fees and Expenses...............................1,000*
      Printing and Engraving Expenses............................1,644*
      Miscellaneous Expenses..................................     500*
           Total Expenses.......................................12,500*

__________
*Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Reference is made to Article VII, Section 7.8 of the Corporation's Articles of Incorporation incorporated by reference as Exhibit 3 hereto which contain certain indemnification provisions pursuant to authority contained in the Indiana Business Corporation Law.

ITEM 16.  EXHIBITS.

   The list of exhibits is incorporated herein by reference to the Index to Exhibits on page S-5.

ITEM 17.  UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

      (1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (c)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

      (2)that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4)that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on the 28th day of December, 1995.

                                   IWC RESOURCES CORPORATION



                                   By        /S/ J.A. ROSENFELD
                                      J.A. Rosenfeld
                                      Executive Vice President and Treasurer


                           POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James T. Morris, J.A. Rosenfeld and John M. Davis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant   to   the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement or Amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                  TITLE                     DATE

   /S/ JAMES T. MORRIS     Chairman of the Board, President, Chief
James T. Morris              Executive Officer and DirectorDecember 28, 1995

   /S/ J.A. ROSENFELD      Executive Vice President, Treasurer
J.A. Rosenfeld               (Principal Financial Officer) and DirectorDecember
28, 1995

  /S/ JAMES P. LATHROP     Controller (Principal Accounting Officer)
James P. Lathrop             of the Corporation and Assistant
                             Treasurer of IWC         December 28, 1995

/S/ JOSEPH D. BARNETTE, JR.Director                   December 28, 1995
Joseph D. Barnette, Jr.

   /S/ SUSAN O. CONNOR     Director                      December 28, 1995
Susan O. Connor

  /S/ JOSEPH R. BROYLES    Director                   December 28, 1995
Joseph R. Broyles

  /S/ MURVIN S. ENDERS     Director                   December 28, 1995
Murvin S. Enders

 /S/ OTTO N. FRENZEL III   Director                   December 28, 1995
Otto N. Frenzel III

      /S/ J.B. KING        Director                   December 28, 1995
J.B. King

 /S/ ROBERT B. MCCONNELL   Chairman of the Executive Committee
Robert B. McConnell           of  the Corporation and IWC, and DirectorDecember
28, 1995

 /S/ J. GEORGE MIKELSONS   Director                   December 28, 1995
J. George Mikelsons

  /S/ THOMAS M. MILLER     Director                   December 28, 1995
Thomas M. Miller

    /S/ JACK E. REICH      Director                   December 28, 1995
Jack E. Reich

  /S/ FRED E. SCHLEGEL     Director                   December 28, 1995
Fred E. Schlegel

   /S/ ROBERT A. BORNS     Director                   December 28, 1995
Robert A. Borns

                           INDEX TO EXHIBITS

 Exhibit
    NO.                 EXHIBIT

       5 Opinion of Baker & Daniels, counsel for the Corporation as to the legality of the Common Shares.

     23(a)      Consent of KPMG Peat Marwick LLP.

     23(b)      Consent of Baker & Daniels (contained in Exhibit 5 above).

      24        Power of Attorney (included on page S-3).